PURCHASE OF ASSETS AND LIABILITY ASSUMPTION AGREEMENT


                                 BY AND BETWEEN


                          HOME SAVINGS OF AMERICA, FSB,


                             A FEDERAL SAVINGS BANK


                                       AND


                  INTERNATIONAL BANK OF COMMERCE, LAREDO, TEXAS

                           A TEXAS BANKING ASSOCIATION


                                      AS OF


                                  JULY 30, 1996

              PURCHASE OF ASSETS AND LIABILITY ASSUMPTION AGREEMENT


                  This Purchase of Assets and Liability Assumption Agreement is made and entered into as of July 30, 1996, by and between Home Savings of America, FSB, a federal savings bank ("Home Savings"), and International Bank of Commerce, Laredo, Texas, a Texas state chartered banking association ("IBC"), with reference to the following facts:

                  WHEREAS, Home Savings desires to transfer to IBC certain deposit liabilities and certain assets and other liabilities associated with the three (3) Savings of America branch offices more particularly described and defined on EXHIBIT A hereto (each a "Branch" and collectively the "Branches"); and

                  WHEREAS, IBC desires to assume such liabilities and purchase such assets;

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Home Savings and IBC hereby agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

                  1.1         DEFINITIONS.

                  "AADA" shall mean the aggregate adjusted attributable deposit amount as defined in 12 C.F.R. ss. 327.32(a)(3).

                  "Account Loans" shall have the meaning set forth in
Section 5.4.

                  "ACH" shall have the meaning set forth in Section
13.2(b)(ii).

                  "Agreement" shall mean this Purchase of Assets and Liability Assumption Agreement by and between Home Savings and IBC.

                  "Assets" shall have the meaning set forth in Section
2.1(a).

                  "Assumed Contracts" shall have the meaning set forth in
Section 5.5.

                  "Bank Card" shall mean a general purpose bank credit, charge or travel and entertainment card, but does not include a Debit Card.

                  "BIF" shall mean the Bank Insurance Fund.

                  "Branch" shall mean one of the Savings of America branch offices more particularly described and defined on EXHIBIT A hereto and "Branches" shall mean all such branch offices.

                  "Branch Employees" shall have the meaning set forth in
Section 8.4.

                  "Branch Leases" shall have the meaning set forth in
Section 5.6.

                  "Business Day" shall mean any day other than a Saturday, Sunday, or a day on which banks operating in the State of Texas are authorized or obligated by law or executive order to close.

                  "Cardholder" shall mean any person with an account included in the Deposits domiciled at any of the Branches as of the Close of Business on the Closing Date who also holds, on the Closing Date, a Bank Card issued by Home Savings or Citibank and bearing the name "Home Savings of America" thereon.

                  "Cash on Hand" shall mean all cash on hand at the Branches as of the Close of Business on the Closing Date, including vault cash, ATM cash, petty cash, tellers' cash and prepaid postage, as determined by a cash count to be mutually conducted by Home Savings and IBC pursuant to Section 12.5(a) hereof.

                  "Cash Payment" shall have the meaning set forth in
Section 12.2.

                  "CD Rate" shall mean the highest rate of interest offered or paid by a Depository Institution within the Noncompete Area for a certificate of deposit established after the date hereof, with respect to a particular deposit amount (or a range of deposit amounts) for a particular duration (or a range of time).

                  "Citibank" shall mean Citibank (South Dakota), N.A.

                  "Close of Business" shall mean the local time that the Branches close to the public.

                  "Closing" shall have the meaning set forth in Section
12.1.

                  "Closing Date" shall have the meaning set forth in
Section 12.1.

                  "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  "Code" shall mean the Internal Revenue Code of 1986, as amended.

                  "Covenant Not to Compete" shall mean the covenants of Home Savings set forth in Section 6.5.

                  "Debit Card" shall mean any card that is established to access funds on deposit in a deposit account domiciled at one of the Branches, such as a MasterCard or Visa debit card, including a deposit account which has a line of credit overdraft facility linked to it, or a card which can access a line of credit secured by a mortgage on the borrower's residence, a personal line of credit or a secured automobile loan or similar line of credit, provided such Debit Card is marketed as a cash equivalent device to access such account or cash on deposit and is not marketed, advertised or promoted as a general purpose charging vehicle having a functionality of a Bank Card. It shall not be a violation of the foregoing marketing requirements to disclose that, with respect to a Visa or MasterCard Debit Card, such Debit Card may be used at all locations at which Visa and MasterCard logos are displayed, provided that such disclosure is not prominently featured or emphasized in the disclosure documentation.

                  "Deposit Premium" shall mean an amount equal to 4.85% of the aggregate Deposits as of the Close of Business on the Closing Date, provided, that such amount shall not exceed 4.85% of (i) 1.1 multiplied by (ii) the aggregate amount of deposits domiciled at the Branches as set forth on Execution Date Schedule 3.6.

                  "Depository Institutions" shall mean Bank One Texas, Broadway National Bank, Compass Bank, First Interstate Bank/Wells
Fargo Bank, Guarantee Federal Bank, IBC, Texas Commerce Bank and
USAA Federal Savings Bank.

                  "Deposits" shall mean the aggregate deposit liabilities, other than Excluded Deposits, domiciled at the Branches as of the Close of Business on the Closing Date, including the amount of accrued but unpaid and/or uncredited interest thereon.

                  "Designated Officers" shall mean Home Savings' Senior Vice President and Director of Environmental Risk, Senior Vice
President and Director of Personal Financial Services for Texas,

Regional Sales Manager for the Branches, and the manager of each of the Branches.

                  "Environmental Law" shall mean all applicable federal, state, and local laws and regulations regulating environmental hazards and/or Hazardous Substances.

                  "Excluded Branch" shall have the meaning set forth in
Section 8.10.

                  "Excluded Deposits" shall mean deposits domiciled at a Branch
(i) that were obtained through the use or services of a deposit broker, (ii) by any state or local governmental authority that are secured by a pledge by Home Savings of securities to such authority, (iii) securing any loans that are ninety (90) or more days past due and (iv) for which the depositor's address as reflected on the books and records of Home Savings are (x) within the United States, but outside of the state of Texas, (y) within the Dallas/Fort Worth or Houston Metropolitan Statistical Areas or (z) within the city of Beaumont, Texas.

                  "Execution Date Schedule 3.6" shall have the meaning set forth in Section 3.6.

                  "FDIC" shall mean the Federal Deposit Insurance
Corporation.

                  "FDIC Insurance Premium" shall mean the aggregate amount of all insurance premiums paid or payable by Home Savings to the FDIC for deposit insurance with respect to the Deposits for any period following the Closing Date based on (i) the aggregate amount of the deposits domiciled at the Branches at the dates used for computation of the FDIC insurance assessment, and (ii) Home Savings' insurance assessment rate effective at the date of computation of such assessment, other than any special assessments imposed by the FDIC with respect to the Deposits for recapitalization of the Savings Association Insurance Fund.

                  "Final Payment Amount" shall have the meaning set forth in Section 12.5(b).

                  "Final Settlement Statement" shall have the meaning set forth in Section 12.5(b).

                  "Hazardous Substances" shall mean chemicals, pollutants, contaminants, wastes, and substances that have been defined as toxic or hazardous by any applicable federal, state or local law or regulation.

                  "Home Savings" shall mean Home Savings of America, FSB, a federal savings bank.

                  "Home Savings Entities" shall have the meaning set forth in Section 6.5(a).

                  "IBC" shall mean International Bank of Commerce, Laredo, Texas, a Texas state chartered banking association.

                  "Inclearing Items" shall have the meaning set forth in
Section 13.2(a).

                  "Inclearing Period" shall have the meaning set forth in
Section 13.2(a).

                  "IRS" shall mean the Internal Revenue Service.

                  "Leased Branches" shall mean those Branches leased by Home Savings as lessee or sublessee, as indicated on EXHIBIT A hereto.

                  "Lease Deposits" shall mean the aggregate amount of deposits paid by Home Savings as lessee or sublessee to a lessor pursuant to the Branch Leases.

                  "Liabilities" shall have the meaning set forth in
Section 2.2.

                  "Losses" shall mean any and all losses, liabilities, damages, expenses, penalties, fines and other costs, including court costs, costs of investigation and reasonable attorneys' fees.

                  "Net Book Value" shall mean the net book value as reflected in Home Savings' books and records, determined in accordance with generally accepted accounting principles consistently applied.

                  "Noncompete Area" shall mean the counties of Atascosa, Bandera, Bexar, Comal, Guadalupe, Kendall, Medina, and Wilson,
Texas.

                  "OTS" shall mean the Office of Thrift Supervision.

                  "Permitted Exceptions" shall have the meaning set forth in Section 5.7(a).

                  "Person" shall mean any individual, corporation, partnership, joint venture, limited liability company, association, joint stock company, trust, enterprise, unincorporated organization, or governmental entity.

                  "Personal Property and Improvements" shall have the meaning set forth in Section 5.3.

                  "Preliminary Purchase Price" shall mean the Purchase Price calculated pursuant to Section 2.3 of this Agreement in reliance upon updated SCHEDULES 3.6, 3.7, and 3.8 and upon SCHEDULE 5.1, each as required to be delivered to IBC at the Closing.

                  "Preliminary Settlement Statement" shall have the meaning set forth in Section 12.2.

                  "Purchase Price" shall have the meaning set forth in
Section 2.3.

                  "Real Property" shall mean the real property fee interests associated with the Castle Hills Branch, including all improvements thereon and appurtenances thereto, and all right, title and interest of Home Savings in and to (x) any land lying in the bed of any streets, roads, avenues or alleys, opened or proposed, in front of or adjoining such Branch, to the center lines thereof or any award made or to be made in lieu thereof, and (y) any strips abutting, adjoining or appurtenant to such Branch, in each case, subject to the provisions of Section 8.11 hereof and the Permitted Exceptions.

                  "Records" shall have the meaning set forth in Section
6.4.

                  "Returned Items" shall mean any items credited for deposit to an account included within the Deposits, or cashed against an account included with the Deposits, in each case prior to the Closing, that are returned unpaid after the Closing and within the guidelines specified under "Regulation CC" of the Federal Reserve System.

                  "Safe Deposit Business" shall mean the safe deposit boxes located at the Branches and the safe deposit business associated therewith.

                  "State Banking Authority" shall mean the Texas
Department of Banking.

                  "Title Commitment" shall have the meaning set forth in
Section 5.7(a).

                  "Title Company" shall mean Lawyer's Title Insurance
Corporation.

                  "Title Policy" shall have the meaning set forth in
Section 12.3(q).

                  "Transferred Employee" shall have the meaning set forth in Section 8.4.

                  "Withholding Obligations" shall have the meaning set forth in Section 8.8.

                                   ARTICLE II

                        TERMS OF PURCHASE AND ASSUMPTION

                  2.1         PURCHASE AND SALE OF ASSETS.

                              (a)      Pursuant to the terms of this Agreement,
Home Savings shall sell, transfer, convey and assign to IBC, and IBC shall purchase and acquire from Home Savings, as of the Close of Business on the Closing Date, all of Home Savings' right, title and interest in and to each of the following, except as specifically provided herein, which are collectively referred to herein as the "Assets":

          (i)           the Personal Property and Improvements;

          (ii)          the Account Loans;

          (iii)         the Assumed Contracts;

          (iv)          the Real Property;

          (v)           the Branch Leases;

          (vi)          the Safe Deposit Business;

          (vii)         the Records; and

          (viii)        the Cash on Hand.

                              (b)      In addition, Home Savings agrees to be
bound, effective upon consummation of the Closing, by the terms of the Covenant Not to Compete.

                  2.2         ASSUMPTION OF LIABILITIES.

                              (a) Pursuant to the terms of this Agreement, IBC
shall assume at the Close of Business on the Closing Date the Deposits, and the liabilities and obligations of Home Savings arising from and after the Close of Business on the Closing Date with respect to the Deposits, the Account Loans, the Branch Leases, the Assumed Contracts, the Safe Deposit Business, the Records and the ownership and operation of the Personal Property and Improvements and the Real Property, all of which are collectively referred to herein as the "Liabilities."

                              (b) IBC shall not assume or in any way be liable
for any liabilities or obligations of Home Savings except as set forth in this Agreement or in any other document executed by IBC.

                  2.3 PURCHASE PRICE. The purchase price (the "Purchase Price") of the Assets and the Deposits, which shall be offset at the Closing against the amount owed to IBC by Home Savings pursuant to the terms of Section 2.4 as consideration for the assumption by IBC of the Liabilities, will be an amount equal to the sum of the following:

                              (a)      the aggregate Net Book Value of the
Personal Property and Improvements, determined as of the Close of Business on the Closing Date;

                              (b)      the aggregate unpaid and outstanding
principal amount of the Account Loans, plus accrued and unpaid interest thereon, as of the Close of Business on the Closing
Date;

                              (c)      the Net Book Value of the Real Property,
determined as of the Close of Business on the Closing Date;

                              (d)      the amount of the Cash on Hand; and

                              (e)      the Deposit Premium.

                  2.4 CONSIDERATION FOR ASSUMPTION OF LIABILITIES. As consideration for the assumption of the Liabilities, Home Savings shall pay to IBC one hundred percent (100%) of the aggregate amount of the Deposits as of the Close of Business on the Closing Date.

                  2.5 ALLOCATION OF PURCHASE PRICE. Home Savings and IBC agree to determine the allocation of the Purchase Price in accordance with the procedures set forth in Section 8.14 hereof; provided, however, that nothing contained in this Agreement shall require either party or their affiliates to violate any federal, state or local statute, law or regulation.


                                   ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF HOME SAVINGS

                  Home Savings represents, warrants and agrees as follows:

                  3.1 ORGANIZATION AND RELATED MATTERS. Home Savings is a federally chartered stock savings bank, duly organized, validly existing, and in good standing under the laws of the United States of America, and it has the requisite corporate power and authority to own the Assets and carry on its business at the Branches as currently conducted and execute, deliver and perform this Agreement. Home Savings is duly authorized to conduct a savings and loan business, is a member of the Federal Home Loan Bank of San Francisco, and is duly authorized to operate each of the Branches.

                  3.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Home Savings have been duly and validly authorized and approved by all requisite corporate action. This Agreement has been approved by Home Savings' Board of Directors and such approval is reflected in the minutes of the Board of Directors. Home Savings shall continuously maintain all components of this written agreement as official records of Home Savings or any successor thereto. This Agreement has been duly executed and delivered by Home Savings. This Agreement is a valid and binding obligation of Home Savings, enforceable in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and the rights of creditors of federal savings banks, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

                  3.3 NO BREACHES OF STATUTE OR CONTRACT; REQUIRED CONSENTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with any of the provisions of the charter or bylaws of Home Savings; (b) violate any applicable laws, orders or regulations; (c) conflict with or result in a breach (with notice or lapse of time or both) of any judgment, order, decree or ruling to which Home Savings is a party, or by which it or any of its property is bound, or any injunction of any court or governmental authority to which it or any of its property is subject, or any material agreement to which it is a party or by which it is bound or by which any material Assets or Liabilities are affected; or (d) require the affirmative consent or approval of any governmental or nongovernmental third party (other than as expressly contemplated by this Agreement).

                  3.4 LITIGATION AND RELATED MATTERS. There is no action, suit, claim, proceeding or investigation pending or, to the best of its knowledge, threatened against Home Savings that would, if adversely determined, impair the consummation of the transactions contemplated hereby or that is reasonably expected to have a material adverse effect on the Assets or Liabilities. Home Savings is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding, claim or investigation.

                  3.5 CONSENTS. Other than the approval of the OTS and the State Banking Authority, as well as any applicable approval or consent of the FDIC, and subject to the expiration of any applicable waiting period, no consent, approval or authorization of any federal or state governmental authority or agency is required for the execution, delivery and performance by Home Savings of this Agreement and the consummation by it of the transactions contemplated hereby.

                  3.6 DEPOSITS. Provided herewith as SCHEDULE 3.6 is a true and correct schedule of the aggregate deposit liabilities domiciled at the Branches, other than Excluded Deposits, prepared as of the close of business on the Friday immediately preceding the date of this Agreement, listing by category and by Branch the amount of such deposits, including the amount of accrued but unpaid interest thereon, together with the interest rates and maturity dates associated with such deposits (the "Execution Date Schedule 3.6").

                  3.7 PERSONAL PROPERTY AND LEASEHOLD IMPROVEMENTS. Provided herewith as SCHEDULE 3.7 is a true and correct schedule of (a) all furniture, fixtures, equipment, data processing, teller servicing, and computer equipment, alarm systems, supplies and other tangible personal property (including safe deposit boxes and ATMs, ATM surrounds, ATM kiosks, if any, and other related equipment and Codex 2630 modems) owned by Home Savings and located at the Branches, and which have a Net Book Value greater than $0, excluding (i) interior and exterior signs bearing, or in the shape of, the Savings of America emblem, Savings of America sign facings and Savings of America alphabetic signs and all related sign cases (but not the structures, if any, supporting such sign cases), (ii) other items that specifically identify Home Savings or Savings of America by name or logo (other than ATM surrounds), (iii) appreciated fine art,
(iv) furniture and equipment associated solely with the Home Savings loan production office located at the Castle Hills Branch, and (v) other items as mutually agreed upon by the parties and (b) the leasehold improvements associated with the Leased Branches, which schedule specifies the Net Book Value of each such item as shown on the financial records of Home Savings, computed as of the most recent month end for which such report was available. Except as described in such SCHEDULE 3.7, none of such items of personal property or leasehold improvements are subject to any security interests, pledges, liens, claims or other encumbrances. Home Savings owns all items listed on SCHEDULE 3.7 that have a positive net book value as of the Closing Date and, except as listed on SCHEDULE 3.7, will deliver such items to IBC free and clear of all liens, claims or encumbrances.

                  3.8         ACCOUNT LOANS.  Provided herewith as SCHEDULE
3.8 is a true and correct schedule as of the close of business on the Friday immediately preceding the date of this Agreement, of

(a) all savings account loans that are secured by deposits domiciled at the Branches, including accrued and unpaid interest thereon, and (b) all NOW, checking and other transaction account loans associated with deposits domiciled at the Branches, including accrued and unpaid interest thereon. The unpaid principal balances, rates of interest and principal terms of such loans are set forth on SCHEDULE 3.8. With respect to the savings account loans set forth on
SCHEDULE 3.8, the principal amount of each such loan does not exceed ninety percent (90%) of the amount of the deposit securing such loan, and, with respect to each such loan included in SCHEDULE 3.8 as of the Closing Date, Home Savings owns each such loan free and clear of any liens, claims or encumbrances.

                  3.9 CONTRACTS. Provided herewith as SCHEDULE 3.9 is a true and correct schedule of the material contracts relating to the maintenance and physical operation of the Branches that Home Savings is willing to transfer to IBC. To Home Savings' knowledge, each party has performed in all material respects their obligations thereunder to the extent that such obligations to perform have accrued.

                  3.10 BRANCH LEASES. Attached hereto as SCHEDULE 3.10 is a true and correct schedule of each real property lease or sublease, as amended to date, pursuant to which Home Savings leases the premises of the Leased Branches. True and complete copies of each such document have been provided to IBC. To Home Savings' knowledge, the lessor and Home Savings have performed in all material respects their obligations under such branch leases to the extent such obligations to perform have accrued. Home Savings shall deliver to IBC copies of any nondisturbance and attornment agreements relating to a Leased Branch as Home Savings may have in its possession.

                  3.11        COMPLIANCE WITH LAWS AND REGULATIONS.  Home
                              ------------------------------------
Savings has conducted and is conducting its business in all material respects in compliance with all federal and state laws and regulations, including, without limitation, all regulations, orders and opinions of the OTS and the FDIC, and (ii) any judgments, orders, writs and decrees of any applicable state or federal authority to which Home Savings or any of the Assets, Liabilities or Branches is subject in any material way. Home
Savings is not subject to any order or ruling directed to it by, or memorandum of understanding with, any governmental agency, including the OTS and the FDIC.

                  3.12 GOVERNMENTAL NOTICES. Home Savings has not received any notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby. There are no facts known to Home Savings that could reasonably be expected to have an adverse effect on the ability of Home Savings to obtain all requisite regulatory consents or to perform its obligations under this Agreement.

                  3.13 ENVIRONMENTAL. To the knowledge of the Designated Officers, who have not conducted any independent investigation, and except as indicated to the contrary on
SCHEDULE 3.13:

                              (a)      No Hazardous Substances have been stored,
disposed of or released upon or below any of the Branches by Home
Savings in violation of any Environmental Law;

                              (b)      Home Savings has not received any written
communication from any governmental authority alleging a violation of any Environmental Law with respect to any of the Branches; and

                              (c)      No person or entity has asserted any
claim arising out of, based upon, or resulting from (i) the presence or release into the environment of any Hazardous Substance upon or below any of the Branches in violation of any Environmental Law, or (ii) the violation or alleged violation of any Environmental Law with respect to any of the Branches.

                  3.14 FIRPTA. Home Savings is not a "foreign person" within the meaning of Code Section 1445.

                  3.15 NO BROKER'S OR FINDER'S FEES. No agent, broker, investment banker, person or firm acting on behalf of or under authority of Home Savings is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

                  3.16 REAL PROPERTY. Except as set forth in the preliminary Title Commitment, (a) Home Savings has no actual knowledge of any Person other than Home Savings that has any right, title or interest in the Real Property, and (b) Home Savings has no actual knowledge of any leases, subleases, occupancies, tenancies, options to purchase or rights of first refusal pertaining to the Real Property. The Net Book Value of the Real Property is set forth on SCHEDULE 3.16 hereof, as of the date specified thereon.

                  3.17 PLANS AND SPECIFICATIONS. Within thirty (30) days of the Closing Date, Home Savings will deliver to IBC any final plans and specifications for any of the buildings constituting the Branches, any change orders, supplements or revisions thereto, and any "as built" drawings for such building, to the extent each of the same are in Home Savings' possession.

                  3.18 CONDEMNATION. Home Savings has no notice of any pending or threatened proceeding in eminent domain or otherwise, which would affect the Branches or any portion thereof, nor does Home Savings know of any acts which might give rise to such action or proceeding.

                  3.19 FDIC INSURANCE. Home Savings' deposit liabilities domiciled at the Branches are insured by the FDIC to the extent permitted by applicable law. Home Savings is a member of BIF and, as of the date of this Agreement, the amount of its total deposits is greater than the sum of (i) Home Savings' AADA plus (ii) the amount of the deposits domiciled at the Branches.

                  3.20 COMMUNITY REINVESTMENT ACT; REGULATORY MATTERS. Home Savings received a rating of "outstanding" in the examinations or reviews of it with respect to the Community Reinvestment Act conducted as of June 28, 1993 and September 5, 1995. As of the date of this Agreement, Home Savings has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act. Except as set forth on SCHEDULE 3.20, to Home Savings' knowledge there are no threatened or pending actions, proceedings or allegations by any person or regulatory agency which may cause the OTS, the State Banking Authority or the FDIC to deny any application required to be filed pursuant to
Section 8.1.

                  3.21 NONCOMPETE AREA. Home Savings has no present commitments or agreements with respect to an acquisition by Home
Savings of all, or substantially all, of a financial institution with offices or branches in the Noncompete Area.

                  3.22 CONDITION OF THE BRANCHES. To the best knowledge of Home Savings, the real property improvements at the Castle Hills Branch are structurally sound with no known material defects. To the best knowledge of Home Savings, the real property improvements (including the electrical, plumbing, heating, ventilation, and air conditioning equipment and systems incorporated into such improvements) at the Branches are in all material respects in good operating condition and are adequate for the uses to which they are being put, and none of such improvements is in need of maintenance or repairs, except for ordinary, routine maintenance and repairs. To the best knowledge of Home Savings, there are no facts or circumstances existing or threatened that could have a material adverse effect on the present or future use of the Branches as savings and loan or bank branch offices. Except for this Agreement and as reflected in the Schedules hereto, Home Savings is not a party to any material agreement relating to the condition or use of the real property improvements at any Branch.

                                   ARTICLE IV

                      REPRESENTATIONS AND WARRANTIES OF IBC

                  IBC represents, warrants and agrees as follows:

                  4.1 ORGANIZATION AND RELATED MATTERS. IBC is a state bank, duly organized, validly existing, and in good standing under the laws of the State of Texas and it has the requisite corporate power and authority to own its assets and carry on its business as currently conducted and execute, deliver and perform this Agreement. IBC is duly authorized to conduct a banking business and, upon receipt of the approval of the State Banking Authority and the FDIC, will be duly authorized to operate each of the Branches.

                  4.2 AUTHORIZATION. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by IBC have been duly and validly authorized and approved by all requisite corporate action. This Agreement has been approved by IBC's board of directors, and such approval is reflected in the minutes of the board of directors. IBC shall continuously maintain all components of this written agreement as official records of IBC or any successor thereto. This Agreement has been duly executed and delivered by IBC. This Agreement is a valid and binding obligation of IBC, enforceable in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and the rights of creditors of Texas state chartered banking associations, and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

                  4.3 NO BREACHES OF STATUTE OR CONTRACT; REQUIRED CONSENTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, do not and will not (a) conflict with any of the provisions of the charter or bylaws of IBC; (b) violate any applicable laws, orders or regulations; (c) conflict with or result in a breach (with notice or lapse of time or both) of any judgment, order, decree or ruling to which IBC is a party, or by which it or any of its property is bound, or any injunction of any court or governmental authority to which it or any of its property is subject, or any material agreement to which it is a party or by which it is bound; or (d) require the affirmative consent or approval of any governmental or nongovernmental third party (other than as expressly contemplated by this Agreement).

                  4.4 LITIGATION AND RELATED MATTERS. There is no action, suit, claim, proceeding or investigation pending or, to the best of its knowledge, threatened against IBC that would, if adversely determined, impair the consummation of the transactions contemplated hereby. IBC is not aware of any facts that would reasonably afford a basis for any such action, suit, proceeding, claim or investigation.

                  4.5 CONSENTS. Other than the approval of the OTS and the State Banking Authority, as well as any applicable approval of the FDIC, and subject to the expiration of any applicable waiting period, no consent, approval or authorization of any federal or state governmental authority or agency is required for the execution, delivery and performance by IBC of this Agreement and the consummation by it of the transactions contemplated hereby.

                  4.6         COMPLIANCE WITH LAWS AND REGULATIONS.  IBC has
                              ------------------------------------
conducted and is conducting its business in all material respects in compliance with all federal and state laws and regulations, including, without limitation, all regulations, orders, and opinions of the State Banking Authority and the FDIC. IBC is not subject to any order or ruling directed to it by, or memorandum of understanding with, any governmental agency, including the State Banking Authority and the FDIC.

                  4.7 GOVERNMENTAL NOTICES. IBC has not received any notice from any federal, state, or other governmental agency indicating that such agency would oppose or not grant or issue its consent or approval, if requested, with respect to the transactions contemplated hereby. There are no facts known to IBC that could reasonably be expected to have an adverse effect on the ability of IBC to obtain all requisite regulatory consents or to perform its obligations under this Agreement.

                  4.8 NO BROKER'S OR FINDER'S FEES. Other than Sandler O'Neill & Partners, L.P., no agent, broker, investment banker, person or firm acting on behalf of or under authority of IBC is or will be entitled to any broker's or finder's fee or any other commission or similar fee directly or indirectly in connection with any of the transactions contemplated by this Agreement.

                  4.9 COMMUNITY REINVESTMENT ACT; REGULATORY MATTERS. IBC received a rating of "outstanding" in its most recent examination or interim review with respect to the Community Reinvestment Act. IBC has not been advised of any supervisory concerns regarding its compliance with the Community Reinvestment Act. To IBC's knowledge there are no threatened or pending actions, proceedings or allegations by any person or regulatory agency which may cause the OTS, the State Banking Authority or the FDIC to deny any application required to be filed pursuant to
Section 8.1.

                                    ARTICLE V

                       UPDATING OF INFORMATION AND "AS IS"
                       CONDITION OF ASSETS AND LIABILITIES

                  5.1 CASH ON HAND. At the Closing, Home Savings shall deliver to IBC a schedule ("SCHEDULE 5.1") indicating the amount and location of the Cash on Hand as of the Close of Business on the Business Day preceding the Closing Date.

                  5.2 DEPOSITS. No less than two (2) days prior to the Closing Date, Home Savings will provide IBC with an updated SCHEDULE 3.6 reflecting the aggregate deposit liabilities (other than Excluded Deposits) domiciled at the Branches, including accrued and unpaid interest thereon, as of the Close of Business on a date no more than six (6) Business Days prior to the Closing Date.

                  5.3 PERSONAL PROPERTY AND LEASEHOLD IMPROVEMENTS. An updated
SCHEDULE 3.7 listing all of the items of personal property and leasehold improvements (collectively referred to herein as the "Personal Property and Improvements"), along with the Net Book Value of all of such items, as of the end of the month preceding the Closing Date, shall be delivered by Home Savings to IBC at the Closing.

                  5.4 ACCOUNT LOANS. Home Savings shall provide to IBC at the Closing an updated SCHEDULE 3.8 listing all of the savings account loans and NOW, checking and other transaction account loans, other than any such loans that are ninety (90) or more days past due (collectively referred to herein as the "Account Loans") secured by or associated with deposits domiciled at the Branches and reflecting the balance of the Account Loans, including accrued and unpaid interest thereon, as of the Close of Business on a date no more than six
(6) Business Days prior to the Closing Date, which date in any event shall be the same date used to prepare updated SCHEDULE 3.6.

                  5.5 CONTRACTS. Home Savings shall use its reasonable efforts to obtain the consent of any third party required to assign any of the contracts listed on SCHEDULE 3.9 to IBC. IBC may by written notice to Home Savings prior to the Closing exclude from SCHEDULE 3.9 (i) any contract that is not assignable by its terms, or that requires the consent of a third party in order for such contract to be assigned to IBC, if, in each case, consent has not been obtained prior to the Closing or (ii) provided such written notice is received by Home Savings no later than forty-five (45) days prior to Closing, any contract

IBC determines to be not necessary for the operation of the Branches following the Closing. An updated SCHEDULE 3.9 listing exclusively those contracts remaining after any such exclusions (collectively referred to herein as the "Assumed Contracts") shall be delivered by Home Savings to IBC at the Closing.

                  5.6 BRANCH LEASES. Home Savings shall use its reasonable efforts to obtain an Estoppel Certificate substantially in the form of EXHIBIT C attached hereto from each lessor of a Leased Branch. Home Savings shall use its reasonable efforts to obtain the consent of any lessor (substantially in accordance with EXHIBIT D) or third party required to assign to IBC any of the leases pursuant to which Home Savings leases the premises of the Leased Branches, provided that nothing herein shall require Home Savings or IBC to pay fees, or to offer other consideration, to any such lessor or third party in order to obtain such consent. IBC may by written notice to Home Savings prior to the Closing exclude from SCHEDULE 3.10 any lease associated with a Branch that requires the consent of a third party in order for such lease to be assigned to IBC or that is not assignable by its terms, unless, in each case, all required consents have been obtained prior to the Closing. An updated SCHEDULE 3.10 listing all of the leases to be assumed by IBC after any such exclusions (collectively referred to herein as the "Branch Leases") shall be delivered by Home Savings to IBC at the Closing. In the event a lease is excluded from
SCHEDULE 3.10 pursuant to this Section 5.6, the parties shall take such actions as are set forth in Section 8.10.

                  5.7         TITLE TO REAL PROPERTY.

                              (a)      Prior to the date of this Agreement, Home
Savings has provided to IBC, for the real property fee interest associated with the Castle Hills Branch, a commitment issued by the Title Company to issue the Title Policy (a "Title Commitment"), showing fee title vested in Home Savings free and clear of all liens or other title exceptions, except for (i) taxes not then delinquent, (ii) laws, ordinances and governmental regulations regulating the use, or occupancy of the Branch, the character, dimensions or locations of the improvements; provided that none of the same are materially violated by the continued use of any portion of the Branch for the purpose for which it has been customarily used by Home Savings, (iii) printed standard general exceptions listed in Schedule B, Part I of the Title Commitment, (iv) matters created by Home Savings after the date of this Agreement with the written consent of IBC,
(v) matters discovered by an inspection or survey that do not make title unmarketable, or (vi) matters listed on SCHEDULE 5.7(A) to this Agreement (all of the matters described in clauses (i) through (vii) above are collectively referred to herein as "Permitted Exceptions").

                              (b)      IBC has approved the condition of title
to the real property fee interests associated with the Castle Hills Branch as of the date of this Agreement as shown on the Title Commitment. Should any title exceptions other than any of the Permitted Exceptions arise or be reported by the Title Company after the date hereof and prior to the Closing Date with respect to the Castle Hills Branch, Home Savings shall have until the Closing Date to take such actions as are necessary to cause the Title Company to issue the Title Policy without such exceptions. IBC agrees to take all action reasonably necessary to assist in the removal or other disposition of such unpermitted exceptions and to cooperate with Home Savings in negotiating reasonable accommodations with the holders of any unpermitted exceptions, provided, that nothing herein shall require IBC to (i) pay any monies for such removal or disposition of unpermitted exceptions or to such holders of unpermitted exceptions or (ii) comply with any commercially unreasonable conditions in connection with such removal or disposition of unpermitted exceptions. If Home Savings fails to remedy any unpermitted exception objected to by IBC in accordance with the terms hereof, IBC may, at its option: (i) waive any such disapproval, in which case Home Savings shall have no further liability to IBC with respect to such unpermitted exception, and such unpermitted exception shall constitute a Permitted Exception to the Title Policy, or (ii) terminate this Agreement by notice to Home Savings, provided if IBC does not waive such exceptions pursuant to Section 5.7(b)(i) prior to sixty (60) days before that scheduled Closing Date, Home Savings shall have the right to terminate this Agreement by notice to IBC.

                  5.8 DESTRUCTION OF OR DAMAGE TO A BRANCH. From the date of this Agreement through the Closing Date, Home Savings shall maintain property insurance coverage upon each Branch in an amount equal to the amount of coverage in effect as of the date hereof. In the event the Castle Hills Branch is or the leasehold improvements owned by Home Savings at any other Branch are partially or totally damaged or destroyed by fire, flood, earthquake or other casualty, between the date hereof and the Closing Date, Home Savings shall use its reasonable efforts to repair such damage or rebuild such destroyed Branch or leasehold improvements as soon as practicable solely through the application of the proceeds of such insurance coverage. If at the Closing Date the Castle Hills Branch has not, or the leasehold improvements at any other Branch have not, been fully repaired or replaced, Home Savings shall assign the right to receive payment of any unexpended insurance proceeds to IBC. In no event shall IBC have the right to terminate this Agreement, or to alter its obligation to purchase and assume the Assets and Liabilities associated with such Branch or the Real Property upon the terms set forth in this Agreement (including the purchase of the Real Property for Net Book Value without regard to such damage or destruction), by reason of any such damage or destruction.

                  5.9 "AS IS" CONDITION. IBC acknowledges that it will, subject to the terms of this Agreement, purchase the Assets and assume the Liabilities at the Closing in "AS IS" condition, with all faults, in reliance upon IBC's inspection thereof. Except as otherwise expressly set forth in this Agreement, Home Savings makes no representations or warranty of any kind whatsoever with respect to any of the Assets or the Liabilities, whether express or implied, including, without limitation, any representations or warranties concerning or with respect to (i) the value, nature, quality of condition, or state of repair of any of the Assets; (ii) the compliance of the Real Property or the Branches, or the operation of the Branches, with any laws, rules, ordinances or regulations of any applicable governmental authority; or (iii) the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Personal Property and Improvements, the Real Property or the Branches.

                                   ARTICLE VI

                            COVENANTS OF HOME SAVINGS

                  During the period from the date hereof to the Closing Date, Home Savings hereby covenants and agrees as follows:

                  6.1 OPERATIONS IN ORDINARY COURSE. Home Savings shall: (a) not engage in any transaction related to any of the Branches, except in the ordinary course of business or as contemplated by this Agreement; (b) maintain, subject to the provisions of Section 5.8, the Branches in a condition substantially the same as on the date of this Agreement, reasonable wear and use excepted; (c) maintain its books of accounts and records with respect to the Assets and Liabilities in the usual, regular and ordinary manner; (d) duly maintain compliance in all material respects with all laws, regulatory requirements and agreements to which it is subject or by which it is bound with respect to the Assets, the Liabilities and the Branches; (e) not close or sell any of the Branches or open or acquire any permanent offices or branches within the Noncompete Area; (f) without IBC's prior written consent, renew, amend, terminate or extend any Branch Lease; and (g) consult with IBC prior to renewing, amending, terminating or extending any material Assumed Contract, except for contracts in the ordinary course of business. Notwithstanding the foregoing, nothing herein shall prohibit Home Savings from transferring any Excluded Deposits from any of the Branches prior to the Closing Date.

                  6.2 DEPOSITS AND LOANS. Home Savings shall not materially alter its current method of establishing interest rates for deposit products, or its deposit account or account loan practices at the Branches. Subject to the foregoing, Home Savings agrees to take such actions as it shall reasonably deem necessary to preserve the mix, type and aggregate amount of the deposits domiciled at the Branches at approximately current levels. Except as required in order to respond to changes in the market and to preserve without material change the mix, type and aggregate amount of the deposits in accordance with the previous sentence, following the date of this Agreement, Home Savings shall not offer to pay or pay interest on any certificate of deposit established after the date hereof at any of the Branches at a rate that is greater than the CD Rates offered or paid by more than six of the Depository Institutions for similar certificates of deposit established after the date hereof in the Noncompete Area. In no case shall this Section 6.2 prohibit Home Savings from offering or paying any rate of interest on any deposit so long as such rate is equal to or less than IBC's interest rate for similar deposits established after the date hereof in the Noncompete Area.

Home Savings shall underwrite and administer the account loans and transaction account loans domiciled at the Branches in accordance with its past standards and practices and in accordance with applicable laws and regulations.

                  6.3 CONDITIONS TO CLOSING. Home Savings shall use its reasonable efforts to (a) satisfy, as expeditiously as reasonably possible, all of the conditions to the obligations of IBC hereunder within Home Savings' control, and (b) obtain all consents of third parties required to assign the branch leases set forth on SCHEDULE 3.10 and the contracts set forth on SCHEDULE 3.9.

                  In addition to the foregoing, Home Savings hereby covenants and agrees as follows, which covenants and agreements shall remain in effect subsequent to the Closing Date:

                  6.4 RECORDS. Upon consummation of the Closing, Home Savings shall deliver to IBC its existing files and records located at the Branches relating to the Assets purchased and Liabilities assumed by IBC pursuant to this Agreement and those relating to the deposit taking activities and Safe Deposit Business provided at the Branches (collectively referred to herein as the "Records"), provided that Home Savings may deliver records relating to the retirement accounts and plans to IBC following the Closing Date, and provided further, that Section 8.13 hereof shall govern Home Savings' obligations to provide tapes and supporting documentation related to the Deposits, Account Loans and Safe Deposit Business. Following the Closing Date, Home Savings shall provide such copies of files and records relating to the Assets and Liabilities that were not included in the Records or otherwise delivered to IBC (as described in this Section 6.4) in Home Savings' possession as IBC shall reasonably request, provided that, from and after 90 days following the Closing Date, IBC shall reimburse Home Savings for, in the case of Deposits, Account Loans and retirement accounts and plans, all usual and customary costs and fees incurred in connection therewith or, in the case of Assets and Liabilities other than Deposits, Account Loans and retirement accounts and plans, its expenses incurred in connection therewith.

                  6.5         COVENANT NOT TO COMPETE.

                              (a)      For a period of two (2) years commencing
as of the Closing Date, neither Home Savings nor Home Savings' direct or indirect subsidiaries, Home Savings' parent corporation(s) nor any such parent corporation(s) direct or indirect subsidiaries (collectively, the "Home Savings Entities") shall (i) open any temporary or permanent offices or branches for deposit gathering activities, (ii) otherwise solicit deposits (other than wholesale deposits solicited by a broker) within the Noncompete Area or (iii) grant any other entity the right to use the name "Home Savings of America" or "Savings of America" or any variant of either of such names, to solicit deposits within the Noncompete Area; provided, however, this covenant shall not apply to the operation of any offices or branches of a financial institution (and any related solicitation activities), if such offices or branches were acquired by Home Savings or any of the Home Savings Entities in connection with the acquisition by Home Savings or any of the Home Savings Entities of all, or substantially all, of another financial institution with offices or branches in the Noncompete Area and the operation of the offices or branches (and any related solicitation activities) of such acquired institution are not conducted under the name "Savings of America" or any variant of such name.

                              (b)      Following the Closing Date, neither Home
Savings nor any of the Home Savings Entities shall use or sell any proprietary customer list or other similar record of the holders of accounts that constitute Deposits on the Closing Date, other than lists or other records, unrelated to the Deposits, of such holders that remain or become customers of Home Savings or such other entity after the Closing Date, to solicit deposits, loans, or other products or services.

                              (c)      Notwithstanding the foregoing, during the
two (2) year period following the Closing Date, Home Savings and the Home Savings Entities shall be permitted to (i) engage in general media advertising within the Noncompete Area, provided such advertising is not intended to solicit deposits primarily from customers within the Noncompete Area and (ii) provide "on-line" banking to customers within the Noncompete Area and participate or engage in general media advertising and promotions relating to such "on-line" banking within the Noncompete Area, provided (A) such advertising or promotion is not intended to solicit deposits primarily from customers within the Noncompete Area, (B) that such "on-line" banking program is a national (or substantially national) program of Home Savings or a Home Savings Entity and (C) that there is no solicitation of former depositors in a manner prohibited by
Section 6.6(b).

                              (d)      IBC acknowledges that the Home Savings
and Home Savings Entities will continue to originate and service residential mortgage loans and otherwise engage in the residential mortgage lending business in the Noncompete Area, and agrees that, notwithstanding this Section 6.5, Home Savings and Home Savings Entities shall be permitted to engage in such business, including any solicitation by Home Savings or such entities of such business by use of the names "Home Savings of America," "Savings of America" or any other name.

                              (e)  This Section 6.5 shall not apply to any
bona-fide third party that by any means acquires Home Savings or a Home Savings Entity, or all, or substantially all, of any of their business, assets and liabilities as long as such third party does not solicit deposits under the names "Home Savings of America," or "Savings of America," or any variant of either of such names within the Noncompete Area during the two (2) year period following the Closing Date.

                  6.6 CERTAIN TRANSACTIONS. Prior to the Closing Date or the termination of this Agreement pursuant to Article XIV hereof, Home Savings shall not (a) engage in any discussions or negotiations with any Person relating to a transfer of the Branches or Deposits to any Person other than IBC or (b) sell its customer list (or other similar record) of holders of deposit accounts domiciled at the Branches. Prior to the Closing Date or the termination of this Agreement pursuant to Article XIV hereof, Home Savings shall not consummate any transfer(s) of deposit liabilities to any financial institution(s) (other than IBC) that would cause Home Savings' total deposits to be less than the sum of
(i) Home Savings' AADA plus (ii) the amount of the Deposits.

                  6.7 REAL PROPERTY. Home Savings shall not lease or sublease any space at the Branches without IBC's prior written consent (which consent will not be unreasonably withheld or delayed).

                                   ARTICLE VII

                                COVENANTS OF IBC

                  7.1 INTERFERENCE OR DAMAGE; INVESTIGATIONS. Prior to the Closing, IBC shall not interfere with Home Savings' normal operations or its customer or employee relations at the Branches. Subject to the foregoing, Home Savings shall afford IBC access, at reasonable times and upon reasonable notice, to the Branches for purposes of transition planning and to conduct such environmental and engineering investigations as IBC shall reasonably deem appropriate, provided that IBC shall, and shall cause its consultants and other agents to, conduct and complete such investigations as expeditiously as reasonably possible. Home Savings shall furnish IBC with such information and data concerning the Branches as IBC may from time to time reasonably request, provided that Home Savings shall at all times have the right to have a representative present; and provided further, Home Savings shall not be obligated to incur any fees or expenses (including accounting or professional fees) other than the indirect costs associated with the employment of Home Savings' existing employees in connection with the furnishing of such information or data to IBC. IBC hereby agrees to indemnify, reimburse, defend and hold harmless Home Savings for, from and against all Losses arising out of or related to the activities of IBC, its agents or contractors on or about the Branches as Home Savings shall allow prior to the Closing.

                  7.2 PERFORMANCE OF LIABILITIES. From and after the Closing Date, IBC shall perform and be bound by the terms and provisions of the deposit agreements governing the terms of the accounts included within the Deposits, until such terms and provisions are properly modified by IBC. Subject to the provisions of Section 13.2 hereof, from and after the Closing Date, IBC shall pay, to the extent of sufficient available funds on deposit, all properly drawn checks, drafts, and non-negotiable withdrawal orders timely presented to it by mail, over its counters, or through clearings by depositors whose deposits or accounts on which such items are drawn are included within the Deposits, whether drawn on the check or draft forms provided by Home Savings or by IBC, all in accordance with applicable law, customary banking practices and the provisions of such accounts in effect as of the Closing Date, until such provisions are properly modified or canceled by IBC. IBC shall forward to the last known address of all customers of the Branches within five (5) days following the Closing Date a reasonable amount of checks, drafts and withdrawal orders bearing its own imprint for use by such customers.

                  7.3 ACCOUNT LOANS. From and after the Closing Date, IBC shall continue to honor and provide credit in accordance with applicable law, customary banking practices and the terms and provisions of the Account Loans transferred under this Agreement, until such terms and provisions are properly modified by IBC.

                  7.4         SAFE DEPOSIT BUSINESS.  From and after the
Closing Date, IBC shall perform and discharge all of Home
Savings' liabilities with respect to the Safe Deposit Business, including maintaining all necessary facilities and providing all necessary services for the use of safe deposit boxes by the renters thereof, in accordance with the terms and provisions of the applicable leases or other agreements relating to such boxes, until such terms and provisions are properly modified by IBC.

                  7.5 FIDUCIARY RELATIONSHIPS. From and after the Closing Date, IBC shall perform all of the fiduciary relationships of Home Savings arising out of any retirement accounts included within the Deposits, and with respect to such accounts, IBC shall assume, subject to the receipt of any required consents, all of the obligations and duties of Home Savings as fiduciary and succeed to all such fiduciary relationships of Home Savings as fully and to the same extent as if IBC had originally acquired, incurred or entered into such fiduciary relationship.

                  7.6 CONDUCT OF BUSINESS. Between the date hereof and the Closing Date, IBC and its affiliates shall not undertake any marketing or advertising efforts specifically targeted to Home Savings' customers or take any other action specifically intended to reduce the amount of the Deposits as of the Closing Date; provided, however, that general media advertising not specifically directed at Home Savings' customers shall not be deemed a violation of this provision. IBC shall not, between the date of this Agreement and the Closing Date, conduct its business and operations in such a manner as to impair its ability to consummate the transactions contemplated hereunder, nor will it engage in any transaction, take any action or omit to take any action, which could be expected to impair its ability to consummate the transactions contemplated hereunder.

                  7.7 CONDITIONS TO CLOSING. IBC shall use its reasonable efforts to (a) satisfy, as expeditiously as reasonably possible, all of the conditions to the obligations of Home Savings hereunder within IBC's control, and (b) cooperate with Home Savings in obtaining all consents of third parties required to assign the branch leases set forth on SCHEDULE 3.10 and the contracts set forth on SCHEDULE 3.9.

                  7.8 RECORDS. IBC shall maintain the Records in accordance with applicable law and regulation and IBC's record retention policy and, in any case, for not less than seven (7) years following the Closing Date. Following the Closing Date, IBC shall promptly provide such copies of the Records transferred to IBC by Home Savings as Home Savings shall reasonably request, provided that, from and after 90 days following the Closing Date, Home Savings shall reimburse IBC for, in the case of Deposits, Account Loans and retirement accounts and plans, all usual and customary costs and fees incurred in connection therewith or, in the case of Assets and Liabilities other than Deposits, Account

Loans and retirement accounts and plans, its expenses incurred in connection therewith.

                  7.9 CARDHOLDERS. Home Savings shall arrange for Citibank to provide to IBC after the Closing Date a list of all Cardholders. IBC shall not at any time use or transfer the Cardholder names on such list for the purpose of soliciting, directly or indirectly, any Cardholder for any Bank Card. If IBC makes or conducts any solicitation for a Bank Card, it shall purge the names of all Cardholders whose names appear on the list provided by Citibank to IBC from any list of persons to be solicited. Citibank is hereby designated as a third-party beneficiary of the obligations stated in this Section 7.9 with a direct right of enforcement against IBC without regard to or defense based upon any action or omission of Home Savings. IBC acknowledges that Home Savings has granted to Citibank the right to solicit customers with accounts domiciled at the Branches as of the date prior to the Closing Date (including customers who are not Cardholders) for Bank Cards, for an indefinite period, including the period following the Closing Date, and that IBC does not have exclusive rights to solicit such customers.


                                  ARTICLE VIII

                              ADDITIONAL AGREEMENTS

                  8.1         REGULATORY APPROVALS.

                              (a)      Home Savings and IBC shall cooperate in
preparing, submitting, filing, updating and publishing (as applicable), as expeditiously as possible (and in any event filing an application that is complete in all material respects with the State Banking Authority and the FDIC no later than August 8, 1996, which deadline may be extended to August 15, 1996 at Home Savings' sole discretion), all applications, notification and report forms, and notices as may be required by applicable law with respect to the transactions contemplated by this Agreement, including, without limitation, those of the OTS, the State Banking Authority, the FDIC, the Federal Trade Commission, the Department of Justice and any other applicable state or federal regulatory agency, and Home Savings and IBC will use their reasonable efforts to obtain such approvals and accomplish such actions as expeditiously as possible.

                              (b)      Each party represents, warrants and
agrees that any information furnished by it for inclusion in any regulatory application will be true and complete as of the date so furnished.

                  8.2 REPORTS AND INFORMATION. Home Savings has provided to IBC the Phase I environmental reports, asbestos reports and other reports, documents and information with respect to the environmental condition of the Branches listed on SCHEDULE 3.13 hereto. Home Savings makes no representations and warranties whatsoever with respect to the form or content of such reports and hereby disclaims responsibility for the information underlying the reports, the scope of examination undertaken in connection with the reports, the fitness of the reports for IBC's purposes, or the qualifications and expertise of the preparers of the reports. IBC releases Home Savings from all liabilities with respect to such reports and documents and acknowledges that all reports and other documents obtained from Home Savings, including, but not limited to, the Phase I and asbestos reports, shall remain the property of Home Savings until the consummation of the Closing (at which time they shall become the property of IBC) and that, prior to the Closing, IBC will not disseminate any of such materials to any other individual or entity, except its attorneys and environmental consultants. In the event the Closing Date does not occur or this Agreement is terminated, IBC shall return to Home Savings all documents delivered by Home Savings to IBC or its agents, together with copies of all reports, studies, analyses and other written work product (other than attorney work product) prepared by IBC or its agents or contractors relating to the Branches.

                  8.3 FURTHER ASSURANCES. Home Savings and IBC each shall do all things reasonably necessary or desirable and within its control to effect the consummation of the transactions contemplated hereby as soon as possible, and at any time and from time to time after the Closing Date shall, upon the request of the other, do or cause to be done such further acts and execute such documents as may be necessary or desirable to vest in IBC the Assets (other than the Real Property, which shall be governed by the terms of the real property deed to be delivered to IBC at Closing pursuant to Section 12.3(c) hereof), and to evidence IBC's assumption of the Liabilities, including, among others, obtaining all necessary consents and substitutions necessary to substitute IBC as trustee for all retirement deposit accounts included in the Deposits.

                  8.4         EMPLOYEES.

                              (a)       As soon as practicable after the date of
this Agreement, Home Savings shall, to the extent not previously provided to IBC, provide IBC with a list of all of Home Savings' employees employed at the Branches ("Branch Employees") by name, date of hire, current salary and position and shall promptly provide to IBC the most recent performance evaluation and other compensation information (including anticipated bonuses, if any) for any Branch Employee who consents in writing to the provision of such information to IBC. IBC shall interview each Branch Employee for employment effective as of the Closing and use its reasonable efforts to hire as many of the Branch Employees as possible consistent with, and subject to, IBC's requirements and employment policies. Home Savings shall permit IBC to interview Branch Employees, at times and locations acceptable to each of Home Savings and IBC. No later than sixty
(60) days from the date of this Agreement, IBC shall provide to Home Savings a list of the Branch Employees it intends to employ following the Closing. Home Savings shall permit IBC to communicate with Branch Employees at reasonable times and upon reasonable notice, concerning IBC's plans, operations, business, customer relations and general personnel matters, provided that such contacts shall be conducted in a manner as is reasonably acceptable to Home Savings. Each Branch Employee offered employment by IBC effective as of the Closing Date who accepts such employment shall be referred to herein as a "Transferred Employee." If any Transferred Employee is terminated by IBC within six (6) months following the Closing Date, Home Savings shall pay to such Transferred Employee the amount that Home Savings would have paid to such employee pursuant to Home Savings' severance policy (a copy of which has been provided to IBC) if such Transferred Employee had been terminated by Home Savings effective as of the Closing Date. IBC shall allow those Branch Employees to whom it does not offer employment to have access to job postings, listings or other means of communicating job opportunities to IBC's employees as IBC shall ordinarily utilize.

                              (b)      Other than as set forth in Section
8.4(c), each Transferred Employee shall be immediately eligible to participate or eligible for accrual of benefits, vesting and contributions or accruals to be made or credited following the Closing under each of IBC's employee benefit plans, programs or arrangements available to all or substantially all of IBC's employees. IBC shall waive any pre-existing condition limitation under each of IBC's welfare benefit plans for any condition of a Transferred Employee that would have been covered under such plan had service of such Transferred Employee with Home Savings been service with IBC. Notwithstanding any provision of this
Section 8.4, IBC has no obligation to (i) make any contributions or accruals with respect to any period preceding the Closing Date, (ii) offer Transferred Employees the same or comparable employee plans or benefits as Home Savings, or
(iii) assume any liability of Home Savings with respect to Home Savings' employee benefit plans or severance policy, accrued vacation or sick leave for Home Savings' employees, or Home Savings' employment of the Transferred Employees prior to the Closing Date.

                              (c)      With respect to any 401(k) plan of IBC,
Transferred Employees shall become eligible to participate at the first date following the Closing for which the terms of such plan allows new participation by IBC employees. With respect to Transferred Employees who regularly work less than 40 hours per week, IBC shall not be required to offer or provide benefits, other than benefits offered or provided to IBC's employees who work a similar number of hours per week. With respect to IBC's profit sharing plan, IBC shall not be obligated to count length of service with Home Savings for purposes of a Transferred Employee's vesting in such plan so long as IBC provides to each Transferred Employee cash payments which, when aggregated with payments under such plan would result in the Transferred Employee receiving payments as, when and if such would be paid to an IBC employee under such plan having a length of service with IBC equal to such Transferred Employee's length of service with Home Savings and IBC. At the Closing, Home Savings shall pay to IBC $20,000 as its full contribution towards such payments to Transferred Employees, regardless of the actual amount of such payments, if any, made by IBC to Transferred Employees.

                              (d)      This Agreement is not intended to create
and does not create any contractual or legal rights in or enforceable by any employee of Home Savings employed at any one of the Branches or upon any party other than Home Savings and IBC. IBC agrees to obtain the prior approval of Home Savings before sending any written communications to any Home Savings employee concerning the subject matter of this Section 8.4, which approval shall not be unreasonably withheld. Home Savings agrees to use its reasonable efforts to incorporate IBC's comments in any written communications to the employees of Home Savings employed at any one of the Branches concerning the subject matter of this Section 8.4. For the twelve months following the Closing Date, IBC shall make Transferred Employees reasonably available to Home Savings, at reasonable times, to provide assistance that does not interfere with such Transferred Employees' job duties, with respect to unemployment insurance or other employment-related matters.

                              (e)      For the twelve month period following the
Closing Date, if IBC hires any former Branch Employee who, pursuant to 8.4(a) or otherwise, received a severance payment from Home Savings pursuant to Home Savings' severance policy, IBC shall reimburse Home Savings for the amount of the severance payment it made to the former Branch Employee.

                  8.5 CONFIDENTIALITY. Except to the extent disclosure is required by law, or in response to any governmental or regulatory authority, or in connection with any litigation relating to an alleged breach of this Agreement, for a period of two (2) years after the Closing Date each party shall maintain the confidentiality of all information obtained from the other party hereto pursuant to this Agreement that is not publicly available and shall use such information only for purposes reasonably related to this Agreement and the transactions contemplated hereby. If this Agreement is terminated, each of the parties hereto agrees to return promptly upon request all documents received from the other party that contain or embody information subject to this paragraph.

                  8.6 PUBLICITY; NOTICES. Until consummation of the Closing, IBC and Home Savings each shall coordinate with each other in advance as to (a) the form and content of any communication intended for dissemination to the public or the customers of the Branches regarding the transactions contemplated by this Agreement, (b) the form and content of any communication from IBC to the employees of Home Savings, and (c) the form and content of any application made to any regulatory authority, or similar agency, relating to the transactions contemplated hereby. Neither party shall disseminate any such communication without the prior approval of the other, which approval shall not be unreasonably withheld or delayed, except that nothing contained in this Agreement shall prevent Home Savings or IBC from making any and all public disclosures that either of them shall believe is advisable to make, based upon the advice of counsel, to comply with any applicable securities laws or regulations or requests of governmental agencies or authorities.

                  8.7 INTEREST REPORTING. Home Savings shall report from January 1, 1996 through the Closing Date, and IBC shall report from the Closing Date through December 31, 1996, all interest credited to, interest premiums paid on, interest withheld from, and early withdrawal penalties charged to, accounts included within the Deposits. Such reports shall be made to the holders of such deposit accounts and to the applicable federal and state regulatory agencies.

                  8.8 WITHHOLDING. No later than 6:00 p.m. Pacific Time on the day following the Closing Date, Home Savings shall provide to IBC information regarding all "B" notices (TINs do not match) and "C" notices (underreporting/IRS imposed withholding) received by it from the IRS regarding any of the accounts included within the Deposits and for a period of 180 days following the Closing Date, Home Savings shall provide information regarding all notices received by Home Savings from the IRS releasing withholding restrictions on the accounts related to the Deposits. Any amounts required by any governmental agency to be withheld from any of the accounts included within the Deposits (the "Withholding Obligations") or any penalties imposed by any governmental agency will be handled as follows:

                              (a)      Any Withholding Obligations required to
be remitted to the appropriate governmental agency on or prior to the Closing Date will be withheld and remitted by Home Savings, and any other sums withheld by Home Savings pursuant to Withholding Obligations prior to the Closing Date shall also be remitted by Home Savings to the appropriate governmental agency on or prior to the time they are due; and

                              (b)      Any Withholding Obligations required to
be remitted to the appropriate governmental agency after the Closing

Date with respect to Withholding Obligations after the Closing Date and not withheld by Home Savings shall be withheld and remitted by IBC.

                  8.9 SIGNS. Home Savings may remove any and all interior and exterior signs bearing, or in the shape of, the Savings of America emblem, and any other signs and sign casings excluded from SCHEDULE 3.7, at any time until and including the tenth (10th) day following the Closing Date. With respect to all signs identifying such branches as Savings of America branches, IBC and Home Savings shall mutually agree upon one or more sign companies to simultaneously remove said signs, sign facings, and sign casings at Home Savings' cost and install IBC's signage at IBC's cost.

                  8.10 LEASING OF BRANCHES; EXCLUDED BRANCHES. In the event IBC excludes any branch lease under which Home Savings is the lessee or sublessee from SCHEDULE 3.10 pursuant to the terms of Section 5.6 then IBC shall sublease any such Leased Branch from Home Savings following the Closing for the same rent and term, and subject to the same terms and conditions, as the existing lease for such Branch, provided, that IBC shall indemnify Home Savings for any breach by IBC of the terms of such sublease. In the event of such a sublease, all other provisions of this Agreement relating to the purchase of the Assets and the assumption of the Liabilities shall be unaffected. If the consent of the lessor is required for such sublease, and such consent cannot be obtained prior to the Closing Date, then such branch shall be deemed an "Excluded Branch." IBC shall have no obligation to assume the lease associated with an Excluded Branch or to assume and/or purchase the Personal Property and Improvements, the Assumed Contracts or the Cash on Hand associated with an Excluded Branch, but IBC shall nevertheless assume and/or purchase the Deposits, Account Loans, Records and Safe Deposit Business associated with an Excluded Branch on the same terms and conditions otherwise provided herein.

                  8.11 RELOCATION OF CERTAIN OFFICES. Home Savings shall use its reasonable efforts to relocate its loan production offices located at the Castle Hills Branch as soon as practicable, but in any case, no later than ninety (90) days following the Closing Date. Home Savings shall pay fair market rent to IBC for use of such office space following the Closing Date. After the Closing Date, Home Savings shall not unnecessarily or unreasonably interfere with IBC's operations, and shall conduct such relocation in an orderly manner and IBC shall cooperate with Home Savings' reasonable requests in connection with such relocation, without cost to IBC.

                  8.12 DEPOSIT INSURANCE EXIT/ENTRANCE FEES. The parties hereby agree that each shall use its reasonable efforts to obtain all necessary regulatory approvals to consummate the transfer of the Deposits as contemplated by this Agreement without the assessment of exit or entrance fees by the FDIC.

                  8.13 DATA PROCESSING CONVERSION. Prior to the Closing Date, IBC and Home Savings shall cooperate to complete all reasonable steps for an orderly transfer of all applicable data tapes and processing information, and to facilitate an electronic and systematic conversion of all applicable data regarding Deposits, Account Loans and ATM cards to IBC's own system of electronic data processing by the next Business Day following the Closing Date. Each party shall bear its own costs associated with the transfer of tapes and information and the conversion of data. Prior to Closing, Home Savings will provide all test tapes and reports necessary to complete the transfer including, but not limited to, savings and checking dollar master files, ATM, ACH and CIF and will provide a test tape and deconversion reports within ten (10) days of the date of the Agreement and a preliminary tape and set of deconversion reports six (6) weeks prior to the Closing Date. Home Savings' shall provide to IBC at Home Savings' Irwindale, California facility, no later than 8:00 a.m. Central time on the day immediately following the Closing Date, final data processing conversion file packages and deconversion report in an industry standard format. Additionally, prior to the Closing, Home Savings shall allow IBC, its employees and representatives such reasonable access to the facilities and Branch Employees as IBC may reasonably request in connection with such data processing conversion including, without limitation, reasonable access to Branch Employees for purposes of training them with respect to IBC's data processing equipment, software and procedures (some of which training may be conducted off-site). IBC shall not be liable for the acts or omissions of Home Savings' agents or employees.

                  8.14 TAX REPORTING. IBC and Home Savings shall consistently allocate the consideration payable hereunder among the Assets, tangible and intangible, on their respective IRS Forms 8594 in accordance with the allocation determined to be appropriate by IBC in accordance with the recommendation of IBC's outside accountants after their consultation with the outside accountants of Home Savings. Each party may at its own expense select and retain an independent accounting or consulting firm to perform a review and analysis of the transaction described by this Agreement, the Deposits assumed hereunder and the consideration paid therefor. This review and analysis shall be based upon records, accounting data, and other information concerning the Assets and Liabilities, and shall utilize industry standard methodologies. Each party agrees that it will provide all data reasonably required for such review and analysis and will cooperate with the other party's reasonable requests in furtherance of such review and analysis. Based upon this review and analysis, IBC's accounting or consulting firm shall establish independently an objective allocation of the consideration received under this Agreement for purposes of Section 1060 of the Code. Upon completion of such review and analysis, IBC shall provide Home Savings a copy of such allocation. Home Savings shall have thirty (30) days from its receipt of this allocation to review such allocation to determine in good faith if such allocation was based upon incomplete information and, upon such determination, to provide such additional records, accounting data, and other information as it sees fit. In such case, the accounting or consulting firm shall adjust its allocation as it deems appropriate to reflect such additional information. Neither Home Savings nor IBC will take a position with any federal, state or local taxing authority contrary to any of the terms or provisions of this Agreement including, but not limited to, the allocations of value to each of the particular Assets, Liabilities and to the Covenant Not to Compete set forth in the Forms 8594.

                                   ARTICLE IX

                         CONDITIONS TO OBLIGATION OF IBC

                  The obligation of IBC to close the transactions contemplated hereunder is subject to the satisfaction on or before the Closing of the following conditions:

                  9.1 NO INJUNCTIONS OR RESTRAINTS. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Closing of the transactions contemplated by this Agreement shall be in effect.

                  9.2 CONDITIONS PERFORMED. Each of the terms, covenants and conditions of this Agreement to be complied with and performed by Home Savings on or before the Closing shall have been duly complied with and performed in all material respects, or IBC shall have waived such compliance or performance in writing, and all documents to be delivered or actions to be taken by Home Savings pursuant to Sections 12.2 and 12.3 shall have been delivered or performed.

                  9.3 REPRESENTATIONS. Each of the representations and warranties made by Home Savings herein shall be true and correct as of the date hereof (except where such representation or warranty specifies otherwise) and as of the Closing with the same force and effect as though such representations and warranties had been made as of the Closing, except that the representations and warranties made regarding updated SCHEDULES 3.6, 3.7, 3.8, 3.9 and 3.10 delivered at the Closing in accordance with the terms of this Agreement shall be true and correct in all material respects as of the date of such updated Schedules.

                  9.4 DOCUMENTATION. The form and substance of all instruments of transfer and other documents required to be delivered pursuant to this Agreement by Home Savings shall be reasonably satisfactory in all respects to IBC.

                                    ARTICLE X

                    CONDITIONS TO OBLIGATION OF HOME SAVINGS

                  The obligation of Home Savings to close the transactions contemplated hereunder is subject to the satisfaction on or before the Closing of the following conditions:

                  10.1 NO INJUNCTIONS OR RESTRAINTS. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Closing of the transactions contemplated by this Agreement shall be in effect.

                  10.2 CONDITIONS PERFORMED. Each of the terms, covenants and conditions of this Agreement to be complied with and performed by IBC on or before the Closing shall have been duly complied with and performed in all material respects, or Home Savings shall have waived such compliance or performance in writing, and all documents to be delivered or actions to be taken by IBC pursuant to Section 12.4 shall have been delivered or performed.

                  10.3 REPRESENTATIONS. Each of the representations and warranties made by IBC herein shall be true and correct as of the date hereof (except where such representation or warranty specifies otherwise) and as of the Closing with the same force and effect as though such representations and warranties had been made as of the Closing.

                  10.4 DOCUMENTATION. The form and substance of all instruments of assumption and other documents required to be delivered pursuant to this Agreement by IBC shall be reasonably satisfactory in all respects to Home Savings.


                                   ARTICLE XI

                    CONDITIONS TO OBLIGATIONS OF BOTH PARTIES

                  The obligations of both parties to close the transactions contemplated by this Agreement are subject to the satisfaction on or before the Closing of the following conditions:

                  11.1 GOVERNMENTAL ACTIONS. Neither the Department of Justice, the Federal Trade Commission nor any other agency of the United States of America (or any political subdivision thereof) shall have issued any order or taken or threatened to take any action which would or could have the effect of preventing the consummation of the transactions contemplated by this Agreement or asserting any liability as a result of such transactions. No governmental action or proceeding shall have been instituted or, in the reasonable opinion of Home Savings or IBC, be imminent, and, at what would be the Closing, remain imminent or pending by or before a court or other governmental body, agency or authority to restrain or prohibit the transactions contemplated by this Agreement or assert any material liability in connection herewith.

                  11.2 GOVERNMENTAL APPROVALS. To the extent required by applicable law or regulation, the OTS, the State Banking Authority, the FDIC and/or such other state or federal agencies whose approval of the transactions contemplated by this Agreement is so required, shall have approved or authorized all of the transactions contemplated by this Agreement. Any such approval required to be obtained by Home Savings or IBC shall have been granted without the imposition of conditions that are reasonably deemed by the affected party to be materially burdensome. All other statutory or regulatory requirements, including the running of any waiting periods, for the valid consummation of the transactions contemplated by this Agreement shall have been satisfied and all other required governmental consents and approvals shall have been obtained.


                                   ARTICLE XII

                                   THE CLOSING

                  12.1 TIME AND PLACE OF CLOSING. Unless this Agreement is earlier terminated pursuant to Section 14.1, the consummation of the transactions provided for herein (the "Closing") will take place in a mutually acceptable manner and on a mutually acceptable day and place (the "Closing Date"), which shall be a Thursday and, unless the parties mutually agree otherwise, shall be as soon as reasonably practicable and no later than November 30, 1996.

                  12.2 PAYMENT DUE AT CLOSING. Home Savings shall pay to IBC at the Closing an amount (the "Cash Payment") in United States dollars equal to one hundred percent (100%) of the aggregate amount of the Deposits, as reflected on the updated SCHEDULE 3.6 delivered to IBC at the Closing pursuant to Section 5.2 of this Agreement, minus the Preliminary Purchase Price, minus the Lease Deposits, minus the FDIC Insurance Premium, plus the amount to be paid by Home Savings to IBC pursuant to Section

8.4(c), and plus or minus the net taxes and expenses to be paid by Home Savings or IBC pursuant to Section 16.2 (to the extent such amounts are calculable at Closing). Home Savings shall prepare and deliver to IBC at the Closing a statement (the "Preliminary Settlement Statement") supported by appropriate exhibits, substantially in the form of EXHIBIT B hereto, showing the computation of the Cash Payment.

                  12.3 CLOSING DOCUMENTS TO BE DELIVERED OR ACTIONS TO BE TAKEN BY HOME SAVINGS. At the Closing, Home Savings shall:

                              (a)      Deliver to IBC updated SCHEDULES 3.6,
3.7, 3.8, 3.9, 3.10 and SCHEDULE 5.1;

                              (b)      Deliver to IBC the Preliminary Settlement
Statement and any exhibits thereto;

                              (c)      Deliver the Cash Payment by wire transfer
in immediately available funds to an account designated in writing by IBC (provided, no such wire transfer may be originated later than 2:00 p.m. Central time);

                              (d)      Deliver to IBC each executed Lessor's
Estoppel Certificate Home Savings was able to obtain, substantially in the form attached hereto as EXHIBIT C, with respect to each Branch Lease under which Home Savings is a lessee or sublessee;

                              (e)      Deliver to IBC an executed Consent to
Assignment substantially in the form attached hereto as EXHIBIT D with respect to each Branch Lease under which Home Savings is a lessee or sublessee that requires the consent of any party to the assignment thereof (unless, pursuant to Section 8.10 such Branch is an Excluded Branch or a sublease is entered into between Home Savings and IBC);

                              (f)      Execute and deliver to IBC a Lessee's
Assignment and Assumption Agreement substantially in the form attached hereto as EXHIBIT E with respect to each Branch Lease (unless, pursuant to Section 8.10 such Branch is an excluded Branch or a sublease is entered into between Home Savings and IBC);

                              (g)      Execute and deliver a special warranty
real property deed to the Title Company, in the form attached hereto as EXHIBIT F, conveying to IBC fee title to the Real Property associated with the Castle Hills Branch and deliver all filings to local and state authorities necessary to transfer such Real Property;

                              (h)      Execute and deliver to IBC a certificate
of non-foreign status in the form of EXHIBIT G hereto;

                              (i)      Execute and deliver to IBC a Bill of Sale
and Assignment in the form attached hereto as EXHIBIT H;

                              (j)      Execute and deliver to IBC a General
Assignment in the form attached hereto as EXHIBIT I;

                              (k)      Deliver to IBC possession of the Assets;

                              (l)      Execute and deliver to IBC an Assumption
Agreement in the form attached hereto as EXHIBIT J;

                              (m)      Execute and deliver to IBC a Retirement
Account Transfer Agreement in the form attached hereto as EXHIBIT
K;

                              (n)      Deliver to IBC an opinion of counsel to
Home Savings dated as of the Closing Date substantially in the form attached hereto as EXHIBIT L and an opinion of in-house counsel substantially in the form attached hereto as EXHIBIT M;

                              (o)      Deliver to IBC a certificate of a Vice
President of Home Savings, or of another officer acceptable to IBC, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT N;

                              (p)      Deliver or cause to be delivered to IBC
all other documents and instruments necessary to transfer to IBC all of Home Savings' right, title and interest in and to the Assets (other than the Real Property, which shall be governed by the terms of the real property deed delivered pursuant to Section 12.3(g) hereof);

                              (q)      Cause to be issued, at IBC's option, an
Owner's Policy of Title Insurance (the "Title Policy") issued by the Title Company (or an unconditional commitment, dated as of the Closing Date, to issue the Title Policy promptly following the Closing), the expense of which shall be borne and paid by Home Savings, together with any endorsements reasonably requested by IBC, insuring IBC's fee title interest in the Real Property, subject only to Permitted Exceptions. Any surveys desired by IBC or required by the Title Company in connection with the issuance of the Title Policy pursuant to this Section 12.3(q) or any endorsements reasonably requested by IBC hereunder, shall be obtained by IBC at IBC's sole cost and expense;

                              (r)      Execute as lessor or sublessor, and
deliver to IBC a sublease relating to each Branch that IBC shall lease from Home Savings pursuant to Section 8.10 hereof; and

                              (s)      Deliver or cause to be delivered such
documents evidencing the corporate authority and existence of Home Savings as IBC shall reasonably request, including (i) a copy of all resolutions duly adopted by the Board of Directors of Home Savings authorizing the execution, delivery and performance of this Agreement by Home Savings, certified by the Secretary or an Assistant Secretary of Home Savings as being in full force and effect as of the Closing, (ii) certified copies of the charter and bylaws of Home Savings as in full force and effect as of the Closing, (iii) a certificate of existence issued by the Office of Thrift Supervision, and (iv) a certificate of the Secretary or an Assistant Secretary of Home Savings as to the incumbency and signatures of the officers of Home Savings executing the Agreement and any other documents delivered by Home Savings at the Closing.

                  12.4 CLOSING DOCUMENTS TO BE DELIVERED OR ACTIONS TO BE TAKEN BY IBC. At the Closing, IBC shall:

                              (a)      Execute and deliver to Home Savings a
Lessee's Assignment and Assumption Agreement in the form attached hereto as EXHIBIT E with respect to each Branch Lease;

                              (b)      Execute and deliver to Home Savings an
Assumption Agreement in the form attached hereto as EXHIBIT J;

                              (c)      Execute and deliver to Home Savings a
Retirement Account Transfer Agreement in the form attached hereto as EXHIBIT K;

                              (d)      Deliver to Home Savings an opinion of
counsel to IBC dated as of the Closing Date substantially in the form attached hereto as EXHIBIT O.

                              (e)      Deliver to Home Savings the certificate
of the Chief Financial Officer of IBC, or of another officer acceptable to Home Savings, dated as of the Closing Date, substantially in the form attached hereto as EXHIBIT P;

                              (f)      Deliver or cause to be delivered to Home
Savings all other documents and instruments necessary to evidence
IBC's assumption of the Liabilities;

                              (g)      Execute as sublessee, and deliver to Home
Savings a sublease relating to each Branch that IBC shall lease from Home Savings pursuant to Section 8.10 hereof; and

                              (h)      Deliver or cause to be delivered such
documents evidencing the corporate authority and existence of IBC as Home Savings shall reasonably request, including (i) a copy of all resolutions duly adopted by the Board of Directors of IBC authorizing the execution, delivery and performance of this Agreement by IBC, certified by the Secretary or an Assistant Secretary of IBC as being in full force and effect as of the Closing, (ii) certified copies of the charter and bylaws of IBC as in full force and effect as of the Closing, (iii) a certificate of existence, good standing or similar certification issued by the State Banking Authority, and (iv) a certificate of the Secretary or an Assistant Secretary of IBC as to the incumbency and signatures of the officers of IBC executing the Agreement and any other documents delivered by IBC at the Closing.

                  12.5        POST-CLOSING ADJUSTMENTS.

                              (a)      As soon as reasonably practicable after
the Closing Date, but no later than ten (10) Business Days thereafter, Home Savings shall provide IBC with: (i) SCHEDULES 3.6 and 3.8 that shall accurately reflect the related balances, including accrued and unpaid interest thereon, as of the Close of Business on the Closing Date, and (ii) a final SCHEDULE 5.1 that shall accurately reflect the amount of Cash on Hand as of the Close of Business on the Closing Date, which schedule shall be prepared by Home Savings based upon a cash count to be mutually conducted by Home Savings and IBC at the Close of Business on the Closing Date. Each of said schedules shall be subject to review by IBC.

                              (b)      No later than ten (10) Business Days
following the Closing Date, Home Savings shall prepare and deliver to IBC a final settlement statement substantially in the form of EXHIBIT Q, (the "Final Settlement Statement"), which shall show the calculation of the final payment amount (the "Final Payment Amount") based upon the schedules delivered pursuant to this Section 12.5. The Final Closing Statement shall become final and binding on IBC and Home Savings ten (10) Business Days after its delivery to IBC, unless IBC gives written notice to Home Savings of its disagreement with respect to any item included in such Final Settlement Statement. Home Savings and IBC shall use reasonable efforts to resolve any disagreement as expeditiously as possible. If the disagreement is not resolved by the ten (10) Business Days following delivery of IBC's notice to Home Savings, unless the parties agree otherwise, such matter shall be referred to arbitration pursuant to this Agreement. The Final Settlement Statement shall be thenceforth revised as appropriate to reflect the determination of the parties or the arbitrators, as the case may be, whereupon the Final Settlement Statement shall become final and binding.

                              (c)      When the Final Settlement becomes final
and binding, if the Final Payment Amount as set forth therein is different from the Cash Payment, then a payment shall be made in the following manner: if the Cash Payment shall have been greater than the Final Payment Amount, IBC shall refund to Home Savings the difference between such amounts; if the Cash Payment shall have been less than the Final Payment Amount, Home Savings shall pay to IBC the difference between such amounts. Such refund or payment shall be made promptly by wire transfer in immediately available collected funds, together with interest thereon for the number of days from and including the Closing Date to such settlement date, but excluding such settlement date, at the rate per annum equal to the average during such period of the average of the daily high and low rates for federal funds on each Business Day during such period, as such rates are published in the Western Edition of the Wall Street Journal, computed on the basis of actual days elapsed over a 365-day year.


                                  ARTICLE XIII

                          TRANSFER OF DEPOSIT ACCOUNTS

                  13.1 NOTICES. Each of Home Savings and IBC shall obtain the prior approval of the other of its written notification to holders of deposits domiciled at any of the Branches of the transfer of the Deposits from Home Savings to IBC. Neither Home Savings nor IBC shall unreasonably withhold such approval. Such notification shall be made on such date as the parties hereto shall mutually agree, provided that such notification shall be made in compliance with relevant federal and state laws and regulations.

                  13.2        POST-CLOSING RECONCILIATION.

                              (a)      INCLEARING ITEMS.  For a period of sixty
(60) days following the Closing Date (the "Inclearing Period"), Home Savings shall continue to process all checks, drafts, instruments and other commercial paper relating to the Deposits (collectively referred to herein as the "Inclearing Items") drawn on deposit accounts included within the Deposits. During the Inclearing Period, Home Savings shall by 5:00 p.m. Pacific time transmit by facsimile or electronic transmission a list of each Inclearing Item equal to or greater than $10,000 setting forth the amount and the Home Savings account number of each item received by Home Savings for payment that day. By 1:00 p.m. Pacific time on each Business Day during the Inclearing Period, Home Savings shall make available to IBC all Inclearing Items received for payment on the prior Business Day. By 5:00 p.m. Pacific time on the day of the receipt of the Inclearing Items, IBC shall reimburse Home Savings for the amount of the Inclearing Items presented by wire transfer of immediately available funds. Upon expiration of the Inclearing Period, Home Savings shall cease honoring Inclearing Items presented against deposit accounts included within the Deposits and such items shall be returned marked "Refer to Maker".

                  Following the Closing Date, if IBC receives any of Home Savings' bank or escrow checks, IBC shall outsort such items and forward them to Home Savings' Servicing Center in Irwindale (or such other location as Home Savings shall specify) by overnight mail for a period of one (1) year following the Closing Date. By 2:00 p.m. Pacific time on the day following receipt of the Inclearing Items, Home Savings shall reimburse IBC for the amount of such bank or escrow checks presented by wire transfer of immediately available funds. Home Savings shall determine whether to pay or reject such checks.

                              (b)      ACH TRANSACTIONS.  (i) Losses due to
reclamation requests against assumed accounts that are closed or have insufficient funds to cover a reclamation request will be absorbed by Home Savings if the reclamation is against a credit received on or prior to the Closing Date, and by IBC if against a credit received after the Closing Date.

                                       (ii)          Home Savings shall provide
to IBC no later than forty-five (45) days prior to the Closing Date, the customer name, customer account number, and the originator identification number for each automated clearinghouse ("ACH") entry for the deposit accounts domiciled at the Branches, and shall further provide, within seven (7) days following the Closing Date, an updated list as of the Close of Business on the Closing Date. Prior to closing, Home Savings and IBC will develop a methodology by which ACH items received by Home Savings after the Closing will be electronically redirected to IBC. During the Inclearing Period, Home Savings agrees to continue to accept and immediately forward to IBC all automated clearinghouse entries and corresponding funds. Home Savings also agrees to include the originator identification number, and IBC agrees to immediately notify and instruct the originator of the ACH to reroute the entries directly to IBC. Home Savings shall use its reasonable efforts to telecopy or deliver to IBC by 11:00 a.m. Pacific time of each Business Day, a summary of ACH items received during such Business Day including claim number, suffix, if applicable, source name, trade ID, company ID, client name and effective date. IBC shall be responsible for processing and responding to any reclamation against deposit accounts that were transferred to IBC that are open and have sufficient funds to cover the reclamation request. After one hundred and twenty (120) days, Home Savings may discontinue accepting and forwarding ACH entries and return them to the originators marked "Account Sold to Another DFI". IBC shall indemnify Home Savings against any Losses arising out of or related to any account overdrafts that may thereby be created.

                              (c)      RETURNED ITEMS.  (i) If IBC is charged
for a Returned Item, IBC will use its best efforts to obtain reimbursement from the account to which, or from the party to whom, the item was credited. If there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit with IBC standing in the name of the party liable for such Returned Item, upon proper identification of such party, IBC will debit any or all of such accounts an amount equal to the amount of such Returned Item, provided that such debit is permitted by IBC's agreement with such party and by applicable laws and regulations. If such accounts do not contain funds sufficient to reimburse IBC fully, Home Savings will, upon notice from IBC, reimburse IBC to the extent sufficient funds are available and immediately repay to IBC the balance of the Returned Item not reimbursed and IBC will assign the item to Home Savings for collection.

                      (ii) If Home Savings is charged for a Returned Item and if there are sufficient funds in the account to which such Returned Item was credited or any other account on deposit with IBC standing in the name of the party liable for such Returned Item, upon proper identification of such party, Home Savings shall immediately notify IBC, and IBC will debit any or all of such accounts an amount equal to the amount of such Returned Item, provided that such debit is permitted by IBC's agreement with such party and by applicable laws and regulations, and IBC shall immediately repay such amount to Home Savings. If such accounts do not contain funds sufficient to reimburse Home Savings fully, IBC will have no obligation to pay any of such shortfall to Home Savings unless and until IBC obtains reimbursement from the party liable for the Returned Item.

                              (d)      INCOMING DEPOSITS AND MAIL.  In the event
Home Savings receives after the Closing Date any deposit, payment, or mail with respect to the Assets or Deposits transferred to IBC, it shall promptly forward such to IBC at the address IBC may from time to time designate.

                              (e)      INDEMNIFICATION.  Each party shall
indemnify the other for any Losses incurred by such other party as a result of such other party's compliance with instructions from the first party pursuant to this Section 13.2 or as a result of the failure of the first party to instruct such other party to take action as required by this Section 13.2.

                  13.3 EFFECT OF TRANSITIONAL ACTION. Except as and to the extent expressly set forth in this Article XIII, nothing contained in this
Article XIII shall be construed to be an abridgement or nullification of the rights, customs, and established practices under applicable banking laws and regulations as they affect any of the matters addressed in this Article XIII.

                  13.4 CARD PROCESSING. Home Savings will void on and as of the Closing Date all ATM access cards issued by it to customers of the Branches who will not have ATM-accessible accounts with Home Savings after the Closing Date.

                                   ARTICLE XIV

                                   TERMINATION

                  14.1 EVENTS OF TERMINATION. This Agreement shall be terminable and, if so terminated, shall be of no further force or effect between the parties hereto, except (i) as to any liability for breach of any duty, representation, warranty, covenant or obligation arising prior to the date of termination, or (ii) as to any post-termination obligations under Article XV or Sections 7.1, 8.2, and 8.5, upon the occurrence of any of the following events:

                              (a)      By mutual written consent of Home Savings
and IBC;

                              (b)      By Home Savings, if any of the conditions
set forth in Article X or in Article XI have not been satisfied by November 30, 1996;

                              (c)      By IBC, if any of the conditions set
forth in Article IX or in Article XI have not been satisfied by November 30, 1996;

                              (d)      By either party pursuant to Section
5.7(b) hereof;

                              (e)      By either party, if the other party has
failed to disclose in writing pursuant to Section 3.12 or Section 4.7, as the case may be, facts known to it that could have an adverse effect on its ability to obtain all requisite regulatory consents or to perform its obligations under this Agreement;

                              (f)      By either party if a representation or
warranty of the other party is or becomes false or inaccurate or if the other party fails to comply with a covenant in a timely manner, provided that such breach is material to the value or condition of the Branches or the Deposits or such breach has a material impact on the other party's ability to consummate the transactions contemplated hereby;

                              (g)      By either party, if the OTS, the State
Banking Authority, the FDIC, or any other governmental agency having jurisdiction over the transactions contemplated by this Agreement notifies Home Savings or IBC in writing of its final determination that it will refuse to grant an approval or consent to any material element of the transaction necessary to the consummation thereof; or

                              (h)      By IBC if the updated SCHEDULE 3.6
provided pursuant to Section 12.3(a) reflects that the deposits domiciled at the Branches in the aggregate (as of the date of such updated

SCHEDULE 3.6) have decreased by thirty percent (30%) or more of the total amount of deposits domiciled at the Branches as reflected on Execution Date Schedule 3.6.

                  14.2 MANNER OF TERMINATION. Notwithstanding anything to the contrary herein contained, neither party hereto shall have the right to terminate this Agreement on account of its own breach or any immaterial breach by the other party hereto. If a party hereto desires to terminate this Agreement pursuant to any right under this Article, such termination shall be ineffective unless notice is given in writing to the other party five (5) Business Days prior to the date of termination.



                                   ARTICLE XV

                                 INDEMNIFICATION

                  15.1 INDEMNIFICATION BY BOTH PARTIES. IBC and Home Savings mutually agree to indemnify and hold each other harmless from, and to reimburse each other promptly for, any and all Losses that one party may suffer as the result of (a) the material breach of any provision of this Agreement by the other, (b) prior to the Closing, the inaccuracy of the other party's representations or warranties; or (c) any liabilities of the other not expressly assumed hereunder or pursuant to any agreement or other document delivered at the Closing.

                  15.2 INDEMNIFICATION BY HOME SAVINGS. Home Savings shall indemnify, hold harmless and defend IBC from and against any and all Losses arising out of any actions, suits, or other proceedings, claims or demands brought by any bona-fide third party unaffiliated with IBC, which arise out of, or are in any way related to, any of the Assets or Liabilities, provided that the injury or loss (or, with respect to the Deposits and the Account Loans, the action or failure to act by Home Savings) underlying such action, suit, proceeding, claim or demand was actually suffered or incurred by such third party (or, with respect to the Deposits and the Account Loans, Home Savings' action or failure to act resulting in injury or loss occurred) prior to the Closing. Home Savings shall indemnify, hold harmless and defend IBC from and against any and all Losses from any claim for payment of a broker's or finder's fee or any other commission or similar fee to any agent, broker, investment banker, person or firm acting on behalf of or under authority of Home Savings or acting pursuant to any statement, representation or agreement of Home Savings in connection with the transactions contemplated by this Agreement. Home Savings shall indemnify and hold harmless IBC from and against (a) any special assessments imposed by the FDIC with respect to the Deposits for recapitalization of the Savings Association Insurance Fund, if assessed against the Deposits during the twelve months following the Closing Date, (b) any and all Losses that IBC may suffer as a result of the inaccuracy of Home Savings' representations or warranties set forth in Sections 3.6, 3.7,
3.8 and 3.19 for which notice has been given to Home Savings no later than ninety (90) days following the Closing Date, and (c) any and all Losses that IBC may suffer as a result of Currency Transaction Reports and related forms not timely and properly filed and/or maintained by Home Savings with respect to the to the business at the Branches prior to the Closing Date.

                  15.3 INDEMNIFICATION BY IBC. IBC shall indemnify, hold harmless and defend Home Savings from and against any and all Losses arising out of any actions, suits or other proceedings, claims or demands brought by any bona-fide third party unaffiliated with Home Savings, which arise out of, or are in any way related to, any of the Assets or Liabilities, other than actions, suits or other proceedings, claims or demands based upon injuries or losses actually suffered or incurred prior to the Closing. IBC shall indemnify, hold harmless and defend Home Savings from and against any and all Losses from any claim for payment of a broker's or finder's fee or any other commission or similar fee to any agent, broker, investment banker, person or firm acting on behalf of or under authority of IBC or acting pursuant to any statement, representation or agreement of IBC in connection with the transactions contemplated by this Agreement. IBC shall indemnify and hold harmless Home Savings from and against any and all Losses that in any way arise out of, relate to or result from the failure of IBC to assume or fully perform any of the Liabilities.


                                   ARTICLE XVI

                                  MISCELLANEOUS

                  16.1 NON-SURVIVAL. The representations and warranties of IBC and Home Savings set forth herein shall not survive the Closing, other than Home Savings' representations and warranties set forth in Sections 3.6, 3.7, 3.8 and 3.19, which shall survive the Closing for a period of ninety (90) days. Notwithstanding any other provision of this Agreement, neither Home Savings nor IBC shall have any liability to the other following the Closing (or, with respect to Home Savings' representations and warranties set forth in Sections 3.6, 3.7, 3.8 and 3.19, following the date that is ninety (90) days after the Closing) for any breach of any representation or warranty set forth herein, unless notice of such breach has been given to the other party prior to the Closing (or prior to end of such ninety (90) day period with respect to Home Savings' representations and warranties set forth in Sections 3.6, 3.7, 3.8 and 3.19).

                  16.2        TAXES; EXPENSES AND PRORATIONS.

                              (a)      Each party hereto shall pay its own
expenses, including attorneys' fees and filing or other fees payable in connection with all applications, notification and report forms and notices to be filed pursuant to Section 8.1.

                              (b)      All prepaid expenses, property taxes and
assessments with respect to the Assets and Liabilities shall be prorated between the parties based on the full amount of the latest available property tax or other expense bills on the basis of a three hundred and sixty-five (365) day year as of the Close of Business on the Closing Date. All operating expenses related to the Branches, including, but not limited to, utility, maintenance and service expenses attributable to operations until the Close of Business on the Closing Date shall be paid by Home Savings; all such expenses (or reimbursement for items prepaid by Home Savings) attributable to operations after the Close of Business on the Closing Date shall be paid by IBC.

                              (c)      All fees for the Title Commitment and
Title Policy and other title or survey fees, expenses or charges, shall be paid as set forth in Section 12.3(q).

                              (d)      All recording and documentary transfer
taxes, sales, transfer, use, stamp, excise, and similar charges payable or arising as a result of this Agreement, the transactions contemplated hereby, or the transfer of the Leased Branches, Real Property and other Assets to IBC at the Closing, shall be (i) paid by IBC, with respect to any such taxes or changes arising under Texas or federal law or (ii) borne equally by the parties hereto with respect to such taxes or changes arising under the law of any state other than Texas.

                              (e)      This Section shall survive the
consummation of the transactions contemplated by this Agreement.

                  16.3 NOTICES. Any notice or other communication required or permitted hereunder shall be sufficiently given if sent by registered, certified or first class United States mail, postage prepaid, by reputable overnight private delivery service generally used for business purposes, or by personal delivery, addressed as follows:

         If to Home Savings:

                  Home Savings of America, FSB
                  4900 Rivergrade Road
                  Irwindale, California  91706

                  Attention:  Eric Warmstein

         With copies to:

                  Legal Department
                  Home Savings of America, FSB
                  4900 Rivergrade Road
                  Irwindale, California  91706

                  Attention:  Madeleine A. Kleiner

                  Munger, Tolles & Olson
                  355 South Grand Avenue
                  35th Floor
                  Los Angeles, California  90071-1560

                  Attention:  Judith T. Kitano, Esq.

         If to IBC:

                  International Bank of Commerce
                  1200 San Bernardo
                  Laredo, Texas  78041

                  Attention:  Dennis E. Nixon, President

         With a copy to:

                  Cox & Smith Incorporated
                  112 East Pecan Street, Suite 1800
                  San Antonio, Texas  78205

                  Attention:  William J. McDonough, Jr., Esq.

or such other address as shall be furnished in writing by either party, and such notice or communication shall be deemed to have been received as of three (3) Business Days after the date so mailed if sent by United States mail, one (1) Business Day after the date sent if sent by overnight delivery service, or on the date so delivered if delivered in person.

                  16.4 ENTIRE AGREEMENT; MODIFICATIONS; WAIVERS; HEADINGS; AMBIGUITIES. This Agreement, including all exhibits and schedules hereto, and all other written agreements of even date herewith, if any, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties, whether oral or written, in connection therewith. No modification of this Agreement shall be binding unless executed in writing by the parties hereto. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver. Article, section and subsection headings are not considered part of this Agreement, are solely for convenience of reference, and are not intended to be full or accurate descriptions of the contents of any section or subsection. Each party hereto has been represented by legal counsel in the review and revision of this Agreement and each party agrees that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in interpreting this Agreement.

                  16.5 SUCCESSORS AND ASSIGNS. All of the terms, obligations and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective transferees, successors and assigns, but rights under this Agreement may not be assigned and duties hereunder may not be delegated by either party without the written consent of the other, and any such assignment or delegation shall be void and of no force or effect.

                  16.6 COUNTERPARTS. This Agreement may be executed in counterparts, all of which taken together shall constitute one original instrument.

                  16.7 GOVERNING LAW. This Agreement shall be governed by federal law, including laws and regulations governing the operation of federal savings institutions. To the extent federal law is not applicable, the governing law applicable to this Agreement shall be the law of the State of Texas applicable to contracts made and to be performed within the State of Texas by residents of the State of Texas.

                  16.8 TIME IS OF THE ESSENCE. Time is of the essence of this Agreement.

                  16.9 REMEDIES. Each party acknowledges that the other will have no adequate remedy at law if the first party fails to perform its obligations hereunder, and each party therefore confirms that the other's right to specific performance of the terms of this Agreement is essential to protect the rights and interests of the other. Accordingly, in addition to any other remedies that the parties may have at law or in equity, each party shall have the right to have the other's obligations under this Agreement specifically performed by the other, and shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement.

                  16.10 ATTORNEYS' FEES. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees from the other party, which fees shall be in addition to any other relief which may be awarded.

                  16.11 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof; provided, that no such severance shall be effective if it would materially change the economic benefit of this Agreement to either party.

                  16.12 ARBITRATION. THE PARTIES HERETO AGREE TO BE BOUND BY THE TERMS OF THE ARBITRATION PROGRAM, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT R, AND WHICH IS INCORPORATED HEREIN BY REFERENCE, PURSUANT TO WHICH ALL DISPUTES BETWEEN THE PARTIES UNDER AND IN CONNECTION WITH THIS AGREEMENT WILL BE SUBMITTED TO BINDING ARBITRATION UPON THE REQUEST OF ANY PARTY HERETO.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

INTERNATIONAL BANK OF COMMERCE         HOME SAVINGS OF AMERICA, FSB



By:   /S/ DENNIS E. NIXON               By:  /S/ ERIC L. WARMSTEIN
     Dennis E. Nixon                        Eric L. Warmstein
     President                              Senior Vice President